Exhibit 10.3

[FORM OF]
KRISPY KREME DOUGHNUTS, INC.
RESTRICTED STOCK UNIT AGREEMENT

     THIS AGREEMENT is made as of [_____], by and between Krispy Kreme Doughnuts, Inc., a North Carolina corporation having its principal office at 370 Knollwood Street, Winston-Salem, North Carolina 27103 (the “Corporation”), and [_____] (“Employee”).

W I T N E S S E T H:

     WHEREAS, the Board of Directors and shareholders of the Corporation have approved the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

     WHEREAS, the Plan provides for the grant of “restricted stock,” which is defined in Article 2(ee) of the Plan to include the right to receive shares of Common Stock in the future;

     WHEREAS, under the definition of “restricted stock” in Article 2(ee) and the provisions of Article 8 of the Plan, the issuance of restricted stock units, which are rights to receive shares of stock at a specified time in the future and following the lapse of applicable restrictions, is authorized;

     WHEREAS, pursuant to authority granted to it in the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has, on behalf of the Corporation, granted to Employee restricted stock units with respect to the Common Stock of Krispy Kreme Doughnuts, Inc., as set forth below; and

     WHEREAS, this Agreement evidences the grant of restricted stock units under the Plan.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Award of Restricted Stock Units

     This Agreement sets forth the terms of an award to the Employee of [_____] restricted stock units (the “Restricted Stock Units”), subject to, and in accordance with, the restrictions, terms and conditions set forth in the Plan and this Agreement. The grant date of this award of Restricted Stock Units is [_____] (“Grant Date”). Each Restricted Stock Unit will entitle the Employee to receive one share of Common Stock at the time, and subject to the conditions, set forth herein and in the Plan.

2. Restrictions

     If Employee remains employed, Employee shall become vested in the Restricted Stock Units in [_____] installments beginning on [_____], and continuing on the next [_____] anniversaries of such date (each such date shall be a “Vesting Date”), all as set forth below:

Date	Number of Units that Vest on such Date

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

     Any unvested Restricted Stock Units shall be automatically forfeited upon the Employee’s Termination of Employment for any reason other than due to Employee’s death, Retirement or Disability. In the event of a Termination of Employment of the Employee due to his or her death, Retirement or Disability, the Restricted Stock Units will become immediately vested in full. For purposes of this Agreement, employment with a Subsidiary of the Corporation shall be considered employment with the Corporation. Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Common Stock under Section 4.4 of the Plan shall be subject to the vesting schedule in this Section 2.

3. Distribution of Common Stock

     The Corporation shall, subject to Sections 8 and 25 below, distribute to Employee (or his or her heirs in the event of Employee’s death) at the time of vesting of the Restricted Stock Units (as provided in Sections 2 or 7 hereof), a number of shares of Common Stock equal to the number of Restricted Stock Units then held by Employee that became vested at such time.

4. Rights and Restrictions

     The Restricted Stock Units shall not be transferable, other than pursuant to will or the laws of descent and distribution. Prior to vesting of the Restricted Stock Units and delivery of the shares of Common Stock to Employee, Employee shall not have any rights or privileges of a shareholder as to the shares of Common Stock subject to the Restricted Stock Units. Specifically, Employee shall not have the right to receive dividends or the right to vote such shares of Common Stock prior to vesting of the Restricted Stock Units and delivery of the shares of Common Stock.

5. Certificates

     Upon the vesting of the Restricted Stock Units pursuant to the terms hereof and the satisfaction of any withholding tax liability pursuant to Section 8 hereof, certificates evidencing the shares of Common Stock required to be delivered pursuant to the terms hereof shall be delivered to Employee or other evidence of ownership of such shares of Common Stock shall be provided to Employee, such as tracking through book entry.

6. Transfer of Common Stock

     The Common Stock delivered hereunder may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Corporation, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

7. Change in Control

     In the event of a “Change in Control,” the Restricted Stock Units shall become vested in full, provided that Employee has not incurred a Termination of Employment prior to the date thereof. For purposes hereof, “Change in Control” shall have the meaning set forth in the Plan, except in the case of a transaction described in clauses (1) or (3) of paragraph (b) of such definition, the consummation of such a transaction, rather than the approval by shareholders of the Corporation of such transaction or an agreement to effect such a transaction, shall constitute a Change in Control.

8. Taxes and Withholding

     (a) Employee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock Units. Employee acknowledges that he or she may incur substantial tax liability arising out of the grant of Restricted Stock Units to him or her.

     (b) The Corporation shall have the right to retain and withhold from any distribution of Common Stock in respect of Restricted Stock Units the minimum amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such Restricted Stock Units. At its discretion, the Corporation may require Employee to immediately reimburse the Corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu thereof, the Corporation shall have the right to withhold from any other cash amounts due to Employee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Common Stock having a market value equal to the amount of such taxes. In addition, Employee may elect to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares of Common Stock with a Fair Market Value equal to the minimum statutory tax required to be withheld. The right to withhold shares of Common Stock with a Fair Market Value equal to the minimum statutory tax required to be withheld to satisfy the withholding requirement may be withdrawn by the approval of the Committee.

9. Modification of Agreement

     This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10. Severability

     The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

11. Notices

     Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the Chief Financial Officer, and, in the case of Employee, to Employee’s address as shown on the Corporation’s records.

12. Binding Effect

     (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Corporation, whether by merger, consolidation or the sale of all or substantially all of the Corporation’s assets.

     (b) This Agreement shall be binding upon and inure to the benefit of Employee and his or her legal representative and any person to whom the Restricted Stock Units may be transferred by will, the applicable laws of descent and distribution, or otherwise in accordance with the terms of the Plan.

13. Agreement to be Bound by Plan

     Employee hereby acknowledges that Employee fully understands his or her rights under the Plan, and that Employee agrees to be bound by all the terms and provisions of the Plan.

14. Plan Controls

     The Restricted Stock Units and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan (which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

15. Rights to Future Grants; Compliance with Law

     Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation, any Subsidiary or affiliate shall continue to employ Employee, nor shall this Agreement affect in any way the right of the Corporation, any Subsidiary or affiliate to terminate the employment or other service of Employee at any time and for any reason. By Employee’s execution of this Agreement, Employee reaffirms and acknowledges and agrees that Employee’s employment or other service to the Corporation, any Subsidiary or affiliate is “at will.” No change of Employee’s duties with respect to the Corporation, any Subsidiary or affiliate shall result in, or be deemed to be, a modification of any of the terms of this Agreement. Employee acknowledges and agrees that the award and acceptance of Restricted Stock Units pursuant to this Agreement does not entitle Employee to future grants under the Plan or any other plan.

16. Covenants and Representations of Employee

     Employee represents, warrants, covenants and agrees with the Corporation as follows:

     (a) Employee has not relied upon the Corporation with respect to any tax consequences related to the Restricted Stock Units or shares of Common Stock subject thereto. Employee assumes full responsibility for all such tax consequences and the filing of all tax returns Employee may be required to file in connection therewith.

     (b) Employee will not distribute or resell any Common Stock (or other securities) issuable hereunder in violation of law. Employee shall comply with all provisions of the Corporation’s Securities Trading Policy, as in effect from time to time.

     (c) The agreements, representations, warranties and covenants made by Employee herein with respect to the Restricted Stock Units shall also extend to and apply to all of the shares of Common Stock issued to Employee from time to time pursuant to the Restricted Stock Units. Acceptance by Employee of any certificate representing shares of Common Stock shall constitute a confirmation by Employee that all such agreements, representations, warranties and covenants made herein continue to be true and correct at that time.

     (d) As a condition to receiving this award, Employee agrees to abide by the Corporation’s Equity Retention Policy, Compensation Recovery Policy and Stock Ownership Guidelines, each as in effect from time to time and to the extent applicable to Employee from time to time.

17. Governing Law

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to the conflict of laws provisions thereof.

18. Waiver

     The waiver by the Corporation of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

19. Limitation of Liability

     The liability of the Corporation under this Agreement and in the award of the Restricted Stock Units hereunder is limited to the obligations set forth herein with respect to such award, and nothing herein contained shall be interpreted as imposing any liability in favor of Employee or any others with respect to any loss, cost or expense which Employee or others may incur in connection with or arising out of any transaction involving the Restricted Stock Units.

20. Entire Agreement

     The parties hereto agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the award of Restricted Stock Units and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied between the parties with respect to the award of Restricted Stock Units other than as set forth in this Agreement and in the Plan. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modifications.

21. Authority of Committee

     All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

22. Definitions

     (a) “Retirement” shall mean Employee’s Termination of Employment at a time when the sum of Employee’s age and years of employment with the Corporation, its Subsidiaries and affiliates equals or exceeds 65.

     (b) “Termination of Employment” means the discontinuance of Employee’s service relationship with the Corporation and its Subsidiaries, including but not limited to service as an employee of the Corporation and its Subsidiaries, as a non-employee member of the board of directors of the Corporation, or as a consultant or advisor to the Corporation and its Subsidiaries. Except to the extent provided otherwise in an agreement or determined otherwise by the Committee, a Termination of Employment shall not be deemed to have occurred if the capacity in which Employee provides service to the Corporation changes (for example, a change from consultant status to Employee status, or vice versa) or if Employee transfers among the various entities constituting the Corporation and its Subsidiaries, so long as there is no interruption in the provision of service by Employee to the Corporation and its Subsidiaries. Employee shall not be deemed to have incurred a Termination of Employment if Employee is on military leave, sick leave, or other bona fide leave of absence approved by the Corporation of 180 days or fewer (or any longer period during which Employee is guaranteed reemployment by statute or contract.) In the event an Employee’s leave of absence exceeds this period, he or she will be deemed to have incurred a Termination of Employment on the day following the expiration date of such period.

23. [Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts]1

     In return for granting the Restricted Stock Units to Employee, Employee agrees to the following restrictions.

     (a) Employee expressly agrees and covenants that during the Restricted Period (as defined below), Employee shall not, without the prior written consent of the Corporation, directly or indirectly:

     (i) own, manage, control, participate in, consult with, become employed by or otherwise render services to any Competitive Business (as defined below) in the Territory (as defined below), except that it shall not be considered a violation of this clause for Employee to be a passive owner of not more than two percent of the outstanding stock of any class of any corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation;

     (ii) induce or attempt to induce any customer, supplier, client or other business relation of the Corporation or its affiliates to cease doing business with the Corporation or its affiliates if such cessation could reasonably be expected to result in material harm to the Corporation;

     (iii) induce or attempt to induce any employee of the Corporation or its affiliates to leave the employ of the Corporation or its affiliates, or in any way interfere with the relationship between the Corporation or its affiliates and any person employed by them; or

     (iv) violate the Corporation’s Securities Trading Policy.

     (b) Employee expressly agrees and covenants that Employee will not, without the prior written consent of the Corporation, directly or indirectly, disclose or use at any time before or after Employee’s Termination of Employment any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent such disclosure or use is directly related to and appropriate in connection with Employee’s performance of duties assigned to Employee by the Corporation or its affiliates. Under all circumstances and at all times, Employee will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft.

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 1 Section 23 is only included in the Restricted Stock Unit Agreement for persons holding the title of Senior Vice President or above of the Corporation or of Krispy Kreme Doughnut Corporation, its wholly-owned subsidiary.

     (c) If the Committee determines that Employee has violated any provisions of this Section 23 or that Employee’s employment has been terminated for Cause, then Employee agrees and covenants that:

     (i) Employee shall automatically forfeit any rights Employee may have with respect to the Restricted Stock Units as of the date of such determination; and

     (ii) if Employee has received a distribution of all or any part of the Common Stock subject to the Restricted Stock Units within the twelve-month period immediately preceding a violation of this Section 23 or termination of Employee’s employment for Cause, upon the Corporation’s demand, Employee shall immediately deliver to the Corporation (A) the shares of Common Stock subject to the Restricted Stock Units which have been distributed during such period (without the payment by the Corporation of any consideration for such shares), if the Employee still owns such shares, or (B) if the Employee no longer owns the Shares, an amount equal to the Gain realized by the Employee with respect to the shares of Common Stock subject to the Restricted Stock Units. For the purposes herein, “Gain” shall be equal to the disposition price per share of any shares of Common Stock received pursuant to the Restricted Stock Units which shares were sold or disposed of, multiplied by the number of such shares sold or disposed of, and less any taxes paid which are not refundable or for which the Employee does not otherwise receive a tax credit or other form of reimbursement.

     (d) Definitions. For purposes of this Section 23 the following definitions shall apply:

     (i) “Competitive Business” means any business listed on Exhibit A hereto.

     (ii) “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Corporation or its affiliates in connection with the business of the Corporation or its affiliates and which constitutes trade secrets or information which they have attempted to protect, which may include, but is not limited to, trade “know-how,” customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of Employee; or (c) the disclosure of which is consented to in writing by the Corporation.

     (iii) “Restricted Period” means the period during which Employee is employed by the Corporation or an affiliate and twelve months following the date that Employee ceases to be employed by the Corporation or an affiliate for any reason whatsoever.

     (iv) “Territory” means:

     (A) The entire United States and any other country where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with the Corporation or its affiliates;

     (B) In the event that the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire United States;

     (C) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the states in the United States where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with Corporation or its affiliates;

     (D) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the area that includes all of the areas that are within a 50-mile radius of any retail store location in the United States at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Employee’s employment with the Corporation or its affiliates; and

     (E) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire state of North Carolina.

     (e) The Corporation may require Employee, in connection with the distribution of Shares under the Restricted Stock Units, to certify in a manner acceptable to the Corporation that Employee has not violated the terms of this Section 23 and may decline to distribute such Shares if Employee fails so to certify. If Employee is required to repay any amount to the Corporation pursuant to this Section 23, Employee shall pay such amount in such manner and on such terms and conditions as the Corporation may require, and the Corporation shall be entitled to withhold or set-off against any other amount owed to Employee by the Corporation or any of its affiliates (other than any amount owed to Employee under any retirement plan intended to be qualified under Section 401(a) of the Code (as defined herein)) up to any amount sufficient to satisfy any unpaid obligation of Employee under this Section 23.

     (f) Employee acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon Employee by the provisions of Section 23 are fair and reasonable and are reasonably required for the protection of the Corporation. In the event that any part of this Agreement, including, without limitation, this Section 23, is held to be unenforceable or invalid, the remaining parts of Section 23 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in this Section 23 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

     (g) Employee acknowledges that breach by Employee of this Agreement would cause irreparable harm to the Corporation and that, in the event of such breach, the Corporation shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of Employee’s obligations hereunder.

24. [Holding Period After Resignation or Termination]2

     In return for granting the Restricted Stock Units to Employee, Employee agrees that in the event of Employee’s Termination of Employment, Employee will delay making any transactions in the Corporation’s Common Stock until such time as the Corporation has filed its next succeeding quarterly (10-Q) or annual (10-K) financial filing, as applicable, with the U. S. Securities and Exchange Commission.

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2 Section 24 is only included in the Restricted Stock Unit Agreement for persons holding the title of Senior Vice President or above of the Corporation or of Krispy Kreme Doughnut Corporation, its wholly-owned subsidiary.

25. Section 409A

     It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. The Agreement may be amended in any respect deemed necessary by the Committee in order to preserve compliance with Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 25 shall be paid to Employee in a lump sum. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment constituting deferred compensation for purposes of Section 409A, references to Employee’s “termination of employment” (and corollary terms) with the Corporation shall be construed to refer to Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation. No action or failure to act pursuant to this Section 25 shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

26. [Confidentiality]3

     Employee agrees to maintain the existence and terms of this Agreement, including the number of shares of Restricted Stock Units granted hereunder, as confidential, and neither Employee nor any person acting on his or her behalf shall disclose the terms of this Agreement to any third party, other than to Employee’s attorney, accountant, members of Employee’s immediately family or as required by law. In certain instances, the Corporation may be required by securities regulations or other laws to disclose information about this award and even the full content of this Agreement. In the event Employee breaches the terms of this confidentiality provision, unvested shares of Restricted Stock Units granted hereunder shall be immediately forfeited.

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3 Section 26 is not included in the Restricted Stock Unit Agreement for Executive Officers/Section 16 reporting persons of the Corporation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KRISPY KREME DOUGHNUTS, INC.

By:
Title:

EMPLOYEE

Signature:
Printed Name:

Exhibit A

The following businesses, together with their subsidiaries, are the businesses for purposes of this Agreement:

Dunkin Brands Inc.
Tim Hortons, Inc.
George Weston Limited
Interstate Bakeries Corporation
Flowers Foods, Inc.
McKee Foods Inc.
Starbucks